Exhibit 21

Subsidiaries of Kingsway Financial Services Inc.

Subsidiaries	Jurisdiction of Incorporation/Organization
Kingsway America II Inc.	Delaware
1347 Advisors LLC	Delaware
Argo Holdings Fund I, LLC	Delaware
Argo Management Group, LLC	Delaware
CMC Acquisition LLC	Delaware
CMC Industries Inc	Texas
Texas Rail Terminal LLC	Delaware
TRT Leaseco, LLC	Delaware
Flower Portfolio 001, LLC	Delaware
Kingsway America Inc.	Delaware
Kingsway Amigo Insurance Company	Florida
Kingsway General Insurance Company	Ontario
Kingsway LGIC Holdings, LLC	Delaware
Kingsway Reinsurance Corporation	Barbados
Kingsway Warranty Holdings LLC	Delaware
Geminus Holding Company, Inc	Delaware
Prime Auto Care Inc	Delaware
The Penn Warranty Corporation	Pennsylvania
Geminus Reinsurance Company, LTD	Turks and Caicos
IWS Acquisition Corporation	Florida
PWI Holdings, Inc	Pennsylvania
Preferred Warranties, Inc	Pennsylvania
Preferred Warranties of Florida, Inc.	Florida
Preferred Nationwide Reinsurance Company, Ltd	Turks and Caicos
Superior Warranties, Inc	Pennsylvania
Trinity Warranty Solutions, LLC	Delaware
Net Lease Investment Grade Portfolio LLC	Delaware
Professional Warranty Services, LLC	Delaware
Ravix Acquisition LLC	Delaware
Ravix Financial, Inc	Delaware
CSuite Financial Partners, LLC	California
VA Lafayette, LLC	Delaware
Kingsway Search Xcelerator Inc.	Delaware
Pegasus Acquirer Holdings LLC	Delaware
Secure Nursing Service LLC	Delaware
CSuite Acquisition LLC	Delaware